Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2021, by and between Enviva Partners, L.P., a Delaware limited partnership (with its successors and permitted assigns (including Enviva Inc. from and after the Conversion as the context requires (as defined below), herein after called “EVA”), and the parties listed on the signature pages hereto (the “Initial Holders”), and the other Holders from time to time parties hereto.

WHEREAS, this Agreement is made in connection with the transactions contemplated by (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 14, 2021, by and between Enviva Holdings LP, a Delaware limited partnership, EVA, Enviva Partners Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Enviva Cottondale Acquisition I, LLC, a Delaware limited liability company (“Acquisition I”), and the Riverstone Echo Funds, (ii) the Support Agreement (the “Support Agreement”), dated as of October 14, 2021, by and among EVA, the Riverstone Echo Funds and certain other parties thereto, and (iii) the Plan of Conversion (the “Plan of Conversion” and, together with the Merger Agreement and the Support Agreement, the “Transaction Documents”), dated as of the date hereof, providing for, among other things, the conversion of EVA from a limited partnership into a corporation under the laws of the State of Delaware (the “Conversion”);

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, EVA will issue to the Initial Holders common units representing limited partner interests in EVA (the “Common Unit Consideration”);

WHEREAS, upon consummation of the Conversion, the Initial Holders’ Common Units will convert into shares of common stock in EVA (the “Common Stock”) in accordance with the terms of the Transaction Documents;

WHEREAS, EVA has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Initial Holders pursuant to the Transaction Documents; and

WHEREAS, the registration rights agreement by and among EVA, Enviva MLP Holdco, LLC, a Delaware limited liability company and Acquisition I, dated as of May 4, 2015, has been terminated as of the date hereof by the mutual consent of the parties thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.            Definitions. The terms set forth below are used herein as so defined:

“Acquisition I” has the meaning given to such term in the recitals.

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“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) (i) EVA, on the one hand, and the Initial Holders, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Business Day” means any day other than Saturday, Sunday, or a holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental entity or agency if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Certificate of Incorporation” means the certificate of incorporation, dated as of the date of the Conversion, as may be amended from time to time, of EVA.

“Commission” has the meaning given to such term in Section 1.01.

“Common Stock” has the meaning given to such term in the recitals.

“Common Units” means the Common Unit Consideration and the common units representing limited partner interests in EVA held by the Initial Holders as of the date hereof.

“Common Unit Consideration” has the meaning given to such term in the recitals.

“Conversion” has the meaning given to such term in the recitals.

“Effectiveness Period” has the meaning given to such term in Section 2.01.

“Exchange Act” has the meaning given to such term in Section 2.08(a).

“EVA” has the meaning given to such term in the introductory paragraph.

“EVA Securities” means the Common Units or Common Stock, as applicable, held by the Initial Holders as of the date hereof or issued to the Initial Holders or their transferees, (i) in connection with the Merger, (ii) upon consummation of the Conversion and (iii) in connection with the reinvestment commitment set forth in the Support Agreement, as applicable.

“Holder” means the record holder of any Registrable Securities.

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“Initial Holders” has the meaning given to such term in the introductory paragraph.

“Included Registrable Securities” has the meaning given to such term in Section 2.03(a).

“Losses” has the meaning given to such term in Section 2.08(a).

“Management” has the meaning given to such term in the recitals.

“Managing Underwriter(s)” means, with respect to any Underwritten Offering, the book-running lead manager(s) of such Underwritten Offering.

“Merger Agreement” has the meaning given to such term in the recitals.

“Merger Sub” has the meaning given to such term in the recitals.

“Minimum Amount” has the meaning given to such term in Section 2.02(a).

“Notice” has the meaning given to such term in Section 2.01.

“Opt-Out Notice” has the meaning given to such term in Section 2.13.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EVA entered into on the date hereof.

“Person” means any individual, corporation, partnership, limited liability company, voluntary association, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan of Conversion” has the meaning given to such term in the recitals.

“Registrable Securities” means the EVA Securities; provided, however, that a Registrable Security will cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security has been declared effective by the Securities and Exchange Commission (the “Commission”), or otherwise has become effective, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in effect under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)); (c) if such Registrable Security is held by EVA or one of its subsidiaries; or (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

“Registration Expenses” means all expenses (other than Selling Expenses) incident to EVA’s performance under or in compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or in connection with an Underwritten Offering pursuant to Section 2.02(a) or Section 2.03(a), and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and securities exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for EVA, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

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“Registration Statement” has the meaning given to such term in Section 2.01.

“Riverstone Echo Funds” means each of Riverstone Echo Continuation Holdings, L.P. and Riverstone Echo Rollover Holdings, L.P.

“Securities Act” has the meaning given to such term in Section 1.01.

“Selling Expenses” means all underwriting fees, discounts and selling commissions applicable to the sale of Registrable Securities.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shelf Registration Statement” has the meaning given to such term in Section 2.01.

“Support Agreement” has the meaning given to such term in the recitals.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act.

“Transaction Documents” has the meaning given to such term in the recitals.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which EVA Securities are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“VWAP” means as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market for the five trading days immediately preceding, but excluding, such date.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

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Article II
REGISTRATION RIGHTS

Section 2.01.            Demand Registration.

Upon the written request (a “Notice”) by one or more Holders, EVA shall promptly file with the Commission, as soon as reasonably practicable, but in no event more than 30 days following the receipt of the Notice, a registration statement (each, a “Registration Statement”) under the Securities Act providing for the resale of the Registrable Securities (which may, at the option of the Holders giving such Notice, be a registration statement under the Securities Act that provides for the resale of the Registrable Securities pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”)). EVA shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission or otherwise become effective as soon as reasonably practicable after the initial filing of the Registration Statement. Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. EVA shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). Each Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. There shall be no limit on the number of Registration Statements that may be required by the Holders hereunder.

Section 2.02.           Underwritten Offerings.

(a)             Request for Underwritten Offering. In the event that one or more Holders collectively elect to dispose of Registrable Securities reasonably likely to result in gross sale proceeds of at least $100 million in aggregate (the “Minimum Amount”) (subject to adjustment pursuant to Section 3.04) under a Registration Statement pursuant to an Underwritten Offering, EVA shall, upon written request by such Holders, retain underwriters in order to permit such Holders to effect such sale through an Underwritten Offering. The obligation of EVA to retain underwriters shall include entering into an underwriting agreement in customary form with the Managing Underwriter(s), which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08 and taking all reasonable actions as are requested by the Managing Underwriter(s) to expedite or facilitate the disposition of such Registrable Securities. EVA shall, upon request of the Holders, cause its management to participate in a roadshow or similar marketing effort on behalf of the Holders.

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(b)            Limitation on Underwritten Offerings. In no event shall EVA be required under Section 2.02(a) to participate in more than two Underwritten Offerings in any twelve-month period.

(c)            General Procedures. In connection with any Underwritten Offering under this Agreement, the Holders of a majority of the Registrable Securities being sold in such Underwritten Offering shall be entitled, subject to EVA’s consent (which is not to be unreasonably withheld), to select the Managing Underwriter(s). In connection with any Underwritten Offering under this Agreement, each Selling Holder and EVA shall be obligated to enter into an underwriting agreement that contains such representations and warranties, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, EVA to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to such Selling Holder’s obligations. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw from the Underwritten Offering by notice to EVA and the Managing Underwriter(s); provided, however, that such withdrawal must be made at a time prior to the time of pricing of such Underwritten Offering. No such withdrawal shall affect EVA’s obligation to pay Registration Expenses.

Section 2.03.         Piggyback Rights.

(a)            Participation. If EVA proposes to file (i) a registration statement or (ii) a prospectus supplement to an effective Shelf Registration Statement and Holders may be included in the offering to which such prospectus supplement relates without the filing of a post-effective amendment to such Shelf Registration Statement, in each case, for the sale of EVA Securities in an Underwritten Offering for its own account and/or another Person, then as soon as practicable following the engagement of counsel by EVA to prepare the documents to be used in connection with such Underwritten Offering, EVA shall give notice (including notification by electronic mail followed by telephone confirmation) of such proposed Underwritten Offering to each Holder holding at least 5% of the then-outstanding Registrable Securities and such notice shall offer such Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if EVA has been advised by the Managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the EVA Securities in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter(s), EVA shall not be required to offer such opportunity to the Holders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.03(b). Subject to Section 2.03(b), EVA shall include in such Underwritten Offering all included Registrable Securities with respect to which EVA has received requests within two (2) Business Days (or one (1) Business Day in connection with a “bought deal” or an “overnight” Underwritten Offering) after EVA’s notice has been delivered in accordance with Section 3.01. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, EVA shall determine for any reason not to undertake or to delay such Underwritten Offering, EVA may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to EVA of such withdrawal at or prior to the time of pricing of such Underwritten Offering.

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(b)            Priority of Registration. If the Managing Underwriter(s) of any proposed Underwritten Offering advises EVA that the total amount of Registrable Securities that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect in any material respect on the price, timing or distribution of the EVA Securities offered or the market for the EVA Securities, then the EVA Securities to be included in such Underwritten Offering shall include the number of EVA Securities that such Managing Underwriter(s) advises EVA can be sold without having such adverse effect, with such number to be allocated (i) first, to EVA unless a Holder initiates the Underwritten Offering, in which case it shall be to the Holders pro rata based on the number of Registrable Securities requested to be included in such Underwritten Offering by the Holders, and (ii) second, and if any, the number of included Registrable Securities that, in the opinion of such Managing Underwriter(s), can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders (or EVA if a Holder initiates the Underwritten Offering) that have requested to participate in such Underwritten Offering based on the relative number of Registrable Securities requested to be included in such Underwritten Offering by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner).

Section 2.04.          Delay Rights. If the board of directors of EVA determines that compliance with its obligations under this Article II would be materially detrimental to EVA and its stockholders because such registration would (a) materially interfere with a significant acquisition, reorganization, financing or other similar transaction involving EVA, (b) require premature disclosure of material information that EVA has a bona fide business purpose for preserving as confidential or (c) render EVA unable to comply with applicable securities laws, then EVA shall have the right to postpone compliance with its obligations under this Article II for a period of not more than 3 months, provided, that such right pursuant to this Section 2.04 may not be utilized more than twice in any twelve-month period.

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Section 2.05.          Sale Procedures. In connection with its obligations under this Article II, EVA will, as expeditiously as possible:

(a)            prepare and file with the Commission such amendments and supplements to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep each Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)            if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering and the Managing Underwriter(s) notifies EVA in writing that, in the sole judgment of such Managing Underwriter(s), inclusion of detailed information in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)            furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(d)            if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter(s), shall reasonably request; provided, however, that EVA will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(e)            promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

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(f)             immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by EVA of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, EVA agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)            upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to any offering of Registrable Securities;

(h)            in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for EVA dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering (to the extent available) and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified EVA’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by EVA and such other matters as such underwriters and Selling Holders may reasonably request;

(i)             otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)             make available to the appropriate representatives of the Managing Underwriter(s) and Selling Holders access to such information and EVA personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(k)            cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by EVA are then listed;

(l)             use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of EVA to enable the Selling Holders to consummate the disposition of the Registrable Securities;

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(m)           provide a transfer agent and registrar for all Registrable Securities covered by a Registration Statement not later than the effective date of such registration statement; and

(n)            enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities.

Each Selling Holder, upon receipt of notice from EVA of the happening of any event of the kind described in subsection (f) of this Section 2.05, shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.05 or until it is advised in writing by EVA that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

Section 2.06.          Cooperation by Holders. EVA shall have no obligation to include in a Registration Statement, or in an Underwritten Offering pursuant to Section 2.02(a), Registrable Securities of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to EVA, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07.          Expenses. EVA will pay all reasonable Registration Expenses, including in the case of an Underwritten Offering, regardless of whether any sale is made in such Underwritten Offering. Each Selling Holder shall pay its pro rata share of Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, EVA shall be responsible for the reasonable and customary legal fees of one outside counsel for the Holders in connection with an Underwritten Offering.

Section 2.08.           Indemnification.

(a)             By EVA. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, EVA will indemnify and hold harmless each Selling Holder participating therein, its directors, officers, employees and agents, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and its directors, officers, employees or agents, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, employee, agent or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus or any Written Testing-the-Waters Communication, in the light of the circumstances under which such statement is made) contained in any Written Testing-the-Waters Communication, a Registration Statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or any Written Testing-the-Waters Communication, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors, officers, employee and agents, and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings as such expenses are incurred; provided, however, that EVA will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, its directors, officers, employees and agents or such controlling Person in writing specifically for use in any Written Testing-the-Waters Communication, a Registration Statement, or prospectus or any amendment or supplement thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such directors, officers, employees agents or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

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(b)            By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless EVA, its directors, officers, employees and agents and each Person, if any, who controls EVA within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from EVA to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any Written Testing-the-Waters Communication, a Registration Statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)            Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In any action brought against any indemnified party, the indemnified party shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

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(d)            Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall the Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of fraudulent misrepresentation.

(e)            Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

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Section 2.09.          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, EVA agrees to use its commercially reasonable efforts to:

(a)            make and keep public information regarding EVA available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)            file with the Commission in a timely manner all reports and other documents required of EVA under the Exchange Act at all times from and after the date hereof; and

(c)            so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of EVA, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10.         Transfer or Assignment of Registration Rights. The rights to cause EVA to register Registrable Securities granted to a Holder by EVA under this Article II may be transferred or assigned by such Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided, however, that (a) unless such transferee or assignee is an Affiliate of any of the Initial Holders, each such transferee or assignee holds Registrable Securities representing at least the Minimum Amount of then-outstanding Registrable Securities (calculated as a number of EVA Securities equal to at least the quotient of $100 million divided by the VWAP and subject to adjustment pursuant to Section 3.04), (b) EVA is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee agrees to be bound by this Agreement.

Section 2.11.         Restrictions on Public Sale by Holders of Registrable Securities. Each Holder who, along with its Affiliates, holds at least the Minimum Amount of then-outstanding Registrable Securities (subject to adjustment pursuant to Section 3.04), agrees to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of the Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on EVA or the officers, directors or any other stockholders of EVA on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.11 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.12.         Other Registration Rights. EVA shall not, without the prior written consent of the Riverstone Echo Funds, enter into any agreement with any current or future holder of any securities of EVA that would allow such current or future holder to require EVA to include securities in any registration statement filed by EVA for the Holders hereunder on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall EVA enter into any agreement that would provide another holder of securities of EVA the right to participate in an Underwritten Offering requested pursuant to Section 2.02.

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Section 2.13.           Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to EVA requesting that such Holder not receive notice from EVA of any proposed Underwritten Offering, the withdrawal of any Underwritten Offering or any event that could lead to a suspension of rights under Section 2.04, in which case EVA shall not be required to provide such notice(s); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

Article III
MISCELLANEOUS

Section 3.01.           Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery to the addresses set forth under each signatory’s name on the signature pages hereof. All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02.           Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03.           Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders in accordance with Section 2.10 hereof.

Section 3.04.           Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of EVA or any successor or assign of EVA (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.05.           Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 3.06.           Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

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Section 3.07.           Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08.           Governing Law. The law of the State of New York shall govern this Agreement.

Section 3.09.           Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10.           Scope of Agreement. The rights granted pursuant to this Agreement are intended to supplement and not to reduce or replace any rights any Holders may have under the Partnership Agreement or Certificate of Incorporation with respect to the Registrable Securities. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. Except as provided in the Partnership Agreement or Certificate of Incorporation, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by EVA set forth herein. Except as provided in the Certificate of Incorporation, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11.           Amendment. This Agreement may be amended only by means of a written amendment signed by EVA and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12.           No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13.           Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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Section 3.14.           Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than EVA and the Holders shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Holders hereunder.

Section 3.15.           Interpretation. All references to “Articles” and “Sections” shall be deemed to be references to Articles and Sections of this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Holders under this Agreement, such action shall be in the Holders’ sole discretion unless otherwise specified.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENVIVA PARTNERS, LP

By: Enviva Partners GP, LLC, as its sole general partner

By:	/s/ Shai S. Even
Name:	Shai S. Even
Title:	Executive Vice President and Chief Financial Officer

7272 Wisconsin Ave, Suite1800 Bethesda, MD 20814

Signature Page to Registration Rights Agreement

INITIAL HOLDERS

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By: Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

712 Fifth Ave.
36th Floor
New York, NY 10019

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By: Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

712 Fifth Ave.
36th Floor
New York, NY 10019

Signature Page to Registration Rights Agreement

ENVIVA COLLATERAL PLEDGECO, LLC

By:	Enviva Cottondale Acquisition I, LLC, its member

By:	Riverstone Echo Continuation Holdings, L.P., its member

By:	Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

By:	Riverstone Echo Rollover Holdings, L.P., its member

By:	Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

712 Fifth Ave.
36th Floor
New York, NY 10019

Signature Page to Registration Rights Agreement

By:	/s/ John K. Keppler
Name:	John K. Keppler

Signature Page to Registration Rights Agreement

By:	/s/ Thomas Meth
Name:	Thomas Meth

Signature Page to Registration Rights Agreement

By:	/s/ William H. Schmidt, Jr.
Name:	William H. Schmidt, Jr.

Signature Page to Registration Rights Agreement

By:	/s/ Shai S. Even
Name:	Shai S. Even

Signature Page to Registration Rights Agreement

By:	/s/ Edward R. Smith
Name:	Edward R. Smith

Signature Page to Registration Rights Agreement

By:	/s/ Yanina A. Kravtsova
Name:	Yanina A. Kravtsova

Signature Page to Registration Rights Agreement

By:	/s/ Joseph N. Lane
Name:	Joseph N. Lane

Signature Page to Registration Rights Agreement

By:	/s/ Norbert A. Hintz
Name:	Norbert A. Hintz

Signature Page to Registration Rights Agreement

By:	/s/ John-Paul D. Taylor
Name:	John-Paul D. Taylor

Signature Page to Registration Rights Agreement